SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. )*

                                  DynTek, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    268180106
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                                 (CUSIP Number)

                                October 15, 2004
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             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1 (b)
      |X|   Rule 13d-1 (c)
      |_|   Rule 13d-1 (d)

CUSIP NO. 268180106                   13G
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1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Duncan Capital Group LLC
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [_]
                                                                         (b) [X]

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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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               5.    SOLE VOTING POWER

                     2,171,790 shares
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,171,790 shares
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,171,790 shares
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.6%
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12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

CUSIP NO. 268180106                   13G
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1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      B&P Management, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,520,710 shares
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,520,710 shares
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,520,710 shares
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

CUSIP NO. 268180106                   13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Duncan Capital LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     692,308
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            692,308
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      692,308
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [X]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------

CUSIP NO. 268180106                   13G
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1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Michael Crow
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,171,790 shares (comprised of shares held by Duncan
                     Capital Group LLC)
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,520,710 shares (comprised of shares beneficially owned by
  OWNED BY           B&P Management, LLC)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             2,171,790 shares (comprised of shares held by Duncan
                     Capital Group LLC)
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,520,710 shares (comprised of shares beneficially owned by B&P Management, LLC)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,692,500 shares
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.5%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

CUSIP NO. 268180106                   13G
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1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      David Fuchs
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     692,308 shares (comprised of shares held by Duncan Capital
                     LLC)
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,520,710 shares (comprised of shares beneficially owned by
  OWNED BY           B&P Management, LLC)
    EACH       -----------------------------------------------------------------
  REPORTING    7.    SOLE DISPOSITIVE POWER
   PERSON
    WITH             692,308 shares (comprised of shares held by Duncan Capital
                     LLC)
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,520,710 shares (comprised of shares beneficially owned by B&P Management, LLC)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,213,018 shares
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

DynTek, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

18881 Von Karman Ave., Irvine, CA 92612

Item 2(a). Name of Person Filing:

Duncan Capital Group LLC
B&P Management, LLC
Duncan Capital LLC
Michael Crow
David Fuchs

Item 2(b). Address of Principal Business Office, or, if None, Residence:

830 Third Ave., New York, NY 10022

Item 2(c). Citizenship:

Duncan Capital Group LLC: Delaware
B&P Management, LLC: New York
Duncan Capital LLC: Delaware
Michael Crow: United States
David Fuchs: United States

Item 2(d). Title of Class of Securities:

Common Stock

Item 2(e). CUSIP NUMBER:

268180106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) |_| Broker or dealer registered under Section 15 of the Act.

(b) |_| Bank as defined in Section 3(a)(6) of the Act.

(c) |_| Insurance Company as defined in Section 3(a)(19) of the Act.

(d) |_| Investment Company registered under Section 8 of the Investment Company Act.

(e) |_| Investment Adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E).

(f) |_| Employee Benefit Plan or Endowment Fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F).

(g) |_| Parent holding company, in accordance with Sec. 240.13d-1(b)(ii)(G).

(h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j) |_| Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

(a)   Amount beneficially owned:

      Duncan Capital Group LLC: 2,171,790 shares (comprised of 1,816,504 shares underlying common stock purchase warrant and 355,286 shares of common stock)

      B&P Management, LLC: 2,520,710 shares (comprised of 1,273,943 shares underlying senior subordinated convertible note, 657,676 shares underlying common stock purchase warrant and 589,091 shares of common stock held by Bridges & PIPES, LLC, of which B&P Management, LLC is the investment manager)

      Duncan Capital LLC: 692,308 shares (comprised of 692,308 shares underlying common stock purchase warrant)

      Michael Crow: 4,692,500 shares (comprised of 2,171,790 shares held by Duncan Capital Group LLC, of which Michael Crow is the President and Chief Executive Officer, and 2,520,710 shares beneficially owned by B&P Management, LLC, of which Mr. Crow is a manager)

      David Fuchs: 3,213,018 shares (comprised of 692,308 shares held by Duncan Capital LLC, of which Mr. Fuchs is a member, and 2,520,710 shares beneficially owned by B&P Management LLC, of which Mr. Fuchs is a manager)

(b)   Percent of class:

      Duncan Capital Group LLC: 3.6%
      B&P Management, LLC: 4.1%
      Duncan Capital LLC: 1.2%
      Michael Crow: 7.5%
      David Fuchs: 5.2%

(c)   Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote

                        Duncan Capital Group LLC: 2,171,790 shares
                        B&P Management, LLC: 2,520,710 shares
                        Duncan Capital LLC: 692,308 shares
                        Michael Crow: 2,171,790 shares
                        David Fuchs: 692,308 shares

      (ii)  Shared power to vote or to direct the vote

                        Michael Crow: 2,520,710 shares
                        David Fuchs: 2,520,710 shares

      (iii) Sole power to dispose or to direct the disposition of

                        Duncan Capital Group LLC: 2,171,790 shares
                        B&P Management, LLC: 2,520,710 shares
                        Duncan Capital LLC: 692,308 shares
                        Michael Crow: 2,171,790 shares
                        David Fuchs: 692,308 shares

      (iv)  Shared power to dispose or to direct the disposition of

                        Michael Crow: 2,520,710 shares
                        David Fuchs: 2,520,710 shares

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the Beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Bridges and PIPES, LLC has the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of the securities that are held through it.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Please see Exhibit 99.1.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                            November 16, 2004


                                            DUNCAN CAPITAL GROUP LLC

                                            By: /s/ Michael Crow
                                                --------------------------------
                                            Michael Crow, President and Chief
                                            Executive Officer


                                            B&P MANAGEMENT, LLC

                                            By: /s/ Michael Crow
                                                --------------------------------
                                            Michael Crow, Manager


                                            DUNCAN CAPITAL LLC

                                            By: /s/ David Fuchs
                                                --------------------------------
                                            David Fuchs, Member


                                            /s/ Michael Crow
                                            ------------------------------------
                                            Michael Crow


                                            /s/ David Fuchs
                                            ------------------------------------
                                            David Fuchs

                                INDEX TO EXHIBITS

99.1        Identification and Classification of the Members of the Group.

99.2 Joint filing Agreement, dated November 10, 2004, by and among the Reporting Persons.